As filed with the Securities and Exchange Commission on July  23, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CARDIOTECH INTERNATIONAL, INC.

(Exact name of registrant as specified in charter)

Massachusetts	04-3186647
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

229 Andover Street, Wilmington, Massachusetts	01887
(Address of principal executive offices)	(Zip code)

CardioTech International, Inc. 2003 Stock Option Plan

(Full title of the plan)

MICHAEL SZYCHER, PH.D.

CHIEF EXECUTIVE OFFICER

CARDIOTECH INTERNATIONAL, INC.

229 ANDOVER STREET

WILMINGTON, MASSACHUSETTS 01887

(978) 657-0075

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

David Selengut, Esq.

Bentzion S. Turin, Esq.

Ellenoff Grossman & Schole LLP

New York, New York 10017

(212) 370-1300

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Unit		Proposed Aggregate Maximum Offering Price	Amount Of Registration Fee

Common Stock, $0.01 par value	3,000,000	(1)	$3.73	(2)	$11,190,000	$1,417.78

(1)           Pursuant to Rule 416, this Registration Statement covers additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)           Determined in accordance with Rule 457(h) based on the average of the high and low sales prices of CardioTech International, Inc. common stock on July 21, 2004, as reported on the American Stock Exchange.

This registration statement shall become effective immediately upon filing with the Securities and Exchange Commission in accordance with Section 8(a) of the Securities Act of 1933 and Rule 462 thereunder.

PART I

Explanatory Note. In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”),  the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the plan. The information required by Part I is included in documents sent or given to participants in the 2003 Stock Option Plan of Cardiotech International Inc. (the “Registrant” of the “Company”), pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by CardioTech International, Inc. (“CardioTech”) with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference.

CardioTech SEC Filings (File No. 001-11737)	Period

Annual Report on Form 10-KSB	Fiscal Year ended March 31, 2004

Proxy Statement on Schedule 14A	Filed on September 30, 2003

The description of our Common Stock contained in the registration statement on Form S-4/A filed with the Securities and Exchange Commission on January 28, 2003 is incorporated herein by reference.

All documents filed by CardioTech with the Commission pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Indemnification under CardioTech’s Certificate of Incorporation and By-laws and Massachusetts Law. CardioTech’s certificate of incorporation provides for the indemnification of directors or officers, in accordance with the by-laws, to the fullest extent permitted by the Massachusetts General Corporation Law. CardioTech’s bylaws also provides that CardioTech shall indemnify and hold harmless, to the fullest extent permitted by law, any person made or threatened to be made a party to any legal action by reason of the fact such person is or was a director, officer, employee or other corporate agent of CardioTech or any subsidiary or constituent corporation or served any other enterprise at the request of CardioTech, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action. Massachusetts General Corporation Law provides for the indemnification of directors and officers under certain conditions.

CardioTech Directors and Officer Insurance. The directors and officers of CardioTech are insured under a policy of directors’ and officers’ insurance.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

EXHIBIT NO.	EXHIBIT TITLE
5.1	Opinion of Ellenoff Grossman & Schole LLP for CardioTech International, Inc., as to the legality of the securities being registered.

10.1	Cardiotech International, Inc. 2003 Stock Option Plan

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24.1	Powers of Attorney

ITEM 9.  UNDERTAKINGS.

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs 1(a)(i) and 1(a)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Massachusetts, as of July 20, 2004.

CARDIOTECH INTERNATIONAL, INC.

By:	/s/ MICHAEL SZYCHER
Michael Szycher, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Dr. Michael Szycher, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and on his behalf to sign, execute and file this registration statement and any or all amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and any and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ MICHAEL SZYCHER	President, Chief Executive Officer and Director
Michael Szycher	(Principal Executive Officer)	July 20, 2004

/s/ LESLIE M. TAEGER
Leslie M. Taeger	Chief Financial Officer	July 20, 2004

/s/ MICHAEL ADAMS
Michael Adams	Director	July 20, 2004

/s/ ANTHONY J. ARMINI
Anthony J. Armini	Director	July 20, 2004

/s/ MICHAEL BARRETTI
Michael Barretti	Director	July 20, 2004

/s/ JERRY DORSEY
Jerry Dorsey	Director	July 20, 2004

/s/ WILLIAM O’NEILL JR.
William O’Neill Jr.	Director	July 20, 2004